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                                                                    EXHIBIT 8-B



                      [PORTER & HEDGES, L.L.P. LETTERHEAD]


                                August 29, 1996


Veritas DGC Inc.
3701 Kirby Drive, Suite 112
Houston, Texas 77098


     Re:  United States Federal Income Tax Opinion
          Prospectus dated August 30, 1996 and Form S-3



Gentlemen:

     We are United States federal tax counsel to Veritas DGC Inc. ("Newco").

     Newco and Veritas Energy Services (hereinafter referred to as "Newco Sub") previously entered into an arrangement pursuant to which holders of Newco Sub common shares (the "Newco Sub Common Shares") received securities of Newco Sub (the "Exchangeable Shares") in exchange for Newco Sub Common Shares at a ratio of 0.8 Exchangeable Shares for each Newco Sub Common Share. Newco and Newco Sub will be offering a new class of securities of Newco common stock (the "Newco Common Stock") to holders of Exchangeable Shares pursuant to the terms of the Exchangeable Shares, which obligate Newco and Newco Sub to effect such exchanges when, as, and if Exchangeable Shares are presented by the holders thereof for exchange.

     We have been engaged to express an opinion on the United States federal income tax consequences of the exchange of Exchangeable Shares for Newco Common Stock by United States Holders, as defined in the Prospectus of Newco dated August 30, 1996 (the "Prospectus").

     Our opinion has been requested by Newco on behalf of itself, Newco Sub and United States Holders (as defined in the Prospectus) who exchange Exchangeable Shares for Newco Common Stock pursuant to the Prospectus. No other individual or entity may rely upon this opinion without the express, prior written consent of both Newco and the undersigned.

     Our opinion is limited to United States federal income tax matters discussed herein and in the Prospectus. The opinion does not deal with the specific circumstances of any particular holder of Exchangeable Shares, nor does it cover the application of state, local, foreign or other tax laws.
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Veritas DGC Inc.
August 29, 1996
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Further, our opinion is based on information provided in the Prospectus and we assume that all transactions will be implemented as described in the Prospectus.

        We note that the opinion of counsel has no binding effect or official status of any kind with the Internal Revenue Service or the courts. If there were ultimately an adverse determination as to any of the United States tax issues discussed herein or in the Prospectus, United States Holders could sustain different tax consequences than are described herein, or in the Prospectus. Further, our opinion is based upon the Internal Revenue Code of 1986, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all as of the date of the Prospectus. All of such rules could change with retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change. We have no duty, and do not intend, to update or modify this opinion for changes in the applicable law, regulations or interpretations occurring after the date of the Prospectus. Similarly, any change in the facts and assumptions stated above, upon which this opinion is based, could modify our conclusions.

        Subject to the foregoing and the discussion in the Prospectus, in our opinion a United States Holder that exercises such holder's right to exchange its Exchangeable Shares for shares of Newco Common Stock will generally recognize gain or loss on such exchange for United States federal income tax purposes.

        We participated in the preparation of the discussion set forth in the Prospectus under the heading "United States Tax Considerations," and, except as otherwise provided therein, the legal conclusions with respect to United States federal income tax matters set forth therein reflect our opinion and we believe they are accurate and complete in all material respects.

        We hereby consent to the use of our firm name in the Prospectus and to the filing of this opinion as part of the Prospectus. This consent does not constitute an admission that we are "experts" within the meaning of such terms as used in the United States Securities Act of 1933.


                                             Yours very truly,

                                             /s/ PORTER & HEDGES, L.L.P.

                                             Porter & Hedges, L.L.P.